EXHIBIT 10.1

EXECUTION VERSION

PAG CO-OBLIGATION FEE, INDEMNITY AND SECURITY AGREEMENT

THIS PAG CO-OBLIGATION FEE, INDEMNITY AND SECURITY AGREEMENT is made this 30th day of April, 2012, by PENSKE AUTOMOTIVE GROUP, INC., a Delaware corporation (“PAG”), to and in favor of GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (“GECC”), for the purpose of inducing GECC to enter into certain transactions for the benefit of PAG, as described more particularly below.

WHEREAS, PAG, Penske Truck Leasing Corporation, a Delaware corporation (“PTLC”), and subsidiaries of GECC, as general and limited partners in Penske Truck Leasing Co., L.P., a Delaware limited partnership (the “Partnership”), have formed LJ VP Holdings LLC, a Delaware limited liability company (“Holdings”), and Holdings is co-issuing together with GECC the Holdings Bonds, the proceeds of which are being contributed to the Partnership, thereby enabling the increase in equity of the Partnership without altering ultimate ownership or control of the Partnership;

WHEREAS, the increased equity of the Partnership will enable the Partnership to obtain one or more investment grade credit ratings of the Partnership and enable it to issue debt at advantageous rates to pay off borrowings under the revolving credit agreement between the Partnership and GECC (the “GECC Revolver”) and reduce credit support obligations outstanding under the Contingent Liabilities Agreement between the Partnership and GECC; and

WHEREAS, concurrently with the execution and delivery of this Agreement, PTLC and Penske System, Inc. are entering into a co-obligation fee, indemnity and security agreement to and in favor of GECC (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “PTLC Co-Obligation Agreement”) on similar terms and conditions as contained in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, the undertakings set forth and described herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, PAG, intending to be legally bound, covenants and agrees to and with GECC as follows:

1. Definitions. As used in this Agreement:

“Additional Capital Contribution Loan” shall have the meaning set forth in the Holdings LLC Agreement.

“Agent” shall mean a representative of GECC designated by GECC in writing, which shall initially be GECC until such time as GECC designates another representative of GECC in writing.

“Agreement” shall mean this PAG Co-Obligation Fee, Indemnity and Security Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Bankruptcy Action” means (i) the filing by PAG of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Bankruptcy Code or any other federal or state insolvency Law, or PAG’s filing an answer consenting to or acquiescing in any such petition, (ii) the making by PAG of any assignment for the benefit of its creditors or (iii) the expiration of sixty (60) days after the filing of an involuntary petition under Title 11 of the United States Bankruptcy Code, an application for the appointment of a receiver for a material portion of the assets of PAG, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal or state insolvency Law, provided that the same shall not have been vacated, set aside or stayed within such sixty (60) -day period.

“Board” shall mean the board of directors of PAG.

“Bonds Maturity Date” shall have the meaning set forth in the Holdings LLC Agreement.

“Business Day” shall mean any day other than a Saturday or Sunday or other day that commercial banks are required or permitted to be closed in New York City.

“Claim” shall mean any claim, demand, right, damage, dispute, cost, expense, Lien, debt, liability, loss, judgment, suit, action and cause of action of whatever kind and nature whatsoever, whether known or unknown, contingent or absolute.

“Closing” shall have the meaning set forth in Section 2.

“Collateral” shall mean the property, or interests in property, in which PAG has granted security interests to GECC in Section 4, to secure payment of the Secured Obligations.

“Collateral Document” shall mean the Holdings LLC Agreement.

“Collateral Distributions” shall mean any monies at any time or from time to time received or receivable by PAG, under, in respect of, or pursuant to, the Collateral Document, howsoever denominated, documented or occurring, including Holdings Member Interest Distributions.

“Contribution Subaccount” shall have the meaning set forth in the Holdings LLC Agreement.

“Co-Obligation” shall mean all initially scheduled obligations for the payment of money by GECC as co-issuer of the Holdings Bonds or, after the Fall Away Event, as issuer, in each case as initially provided in the Holdings Bond Indenture.

“Deemed Transfer” shall have the meaning set forth in Section 9(b).

“Default” shall mean any of the events specified in the definition of “Event of Default” whether or not any applicable requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Default Rate” shall mean a rate of interest per annum equal to the Prime Rate as it may change from time to time plus 2.5%, provided that the Default Rate shall not exceed a rate that may be lawfully charged.

“Effective Date” shall mean the date of this Agreement.

“Event of Default” shall mean: (i) the failure of PAG to pay the PAG Co-Obligation Fee, when due; (ii) the failure of PAG to make any Indemnity Payment with respect to the Indemnified Amounts referred to in Section 3(i) or 3(iii) below within five (5) Business Days after any such amount is due; (iii) the failure of PAG to make any Indemnity Payment with respect to the Indemnified Amounts referred to in Section 3(ii) or 3(iv) below, when due; (iv) the failure of PAG to observe, comply with or perform any of its material obligations or covenants hereunder (other than the payment obligations referred to in clauses (i), (ii) or (iii) of this definition) or under any Transaction Document and such default shall remain un-remedied upon the expiration of any grace or cure period provided in respect thereof and, if none has been provided, within five (5) Business Days after receipt of notice from GECC of the failure of PAG to observe, comply with or perform any of such obligations; (v) the failure of PAG to pay any amounts due under Sections 11.7 or 11.8 within five (5) Business Days after any such amount is due; (vi) any breach of any representation or warranty of PAG made hereunder; (vii) the failure of PAG to pay any interest at the Default Rate, when due; or (viii) PAG becoming the subject of any Bankruptcy Action.

“Fall Away Event” shall mean the assumption by GECC of all obligations under the Holdings Bond Indenture and the securities issued thereunder pursuant to Section 11.03 thereof.

“Fall Away Payment Amounts” shall mean any amounts paid under Section 10.3 of the Holdings LLC Agreement, which will be deemed distributed when paid in accordance with such Section.

“Funding Loan” shall have the meaning set forth in Section 9(c).

“GE Members” shall mean, collectively, (i) GE Capital Truck Leasing Holding Corp., a Delaware corporation, (ii) General Electric Credit Corporation of Tennessee, a Tennessee corporation, and (iii) Logistics Holding Corp., a Delaware corporation, in each case including their respective permitted successors and permitted assigns pursuant to Article 9 of the Holdings LLC Agreement.

“GECC” shall have the meaning set forth in the first paragraph hereof, including its successors and assigns pursuant to Section 11.4.

“GECC Revolver” shall have the meaning set forth in the first “Whereas” clause of this Agreement.

“Governmental Authority” shall mean any (a) U.S., foreign, federal, state, local or other government, (b) governmental commission, board, body, bureau, agency, department or other judicial, regulatory or administrative authority of any nature, including courts, tribunals and other judicial bodies, (c) self regulatory body or authority, or (d) instrumentality or entity designed to act for or on behalf of the foregoing in exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Holdings” shall have the meaning set forth in the first “Whereas” clause of this Agreement.

“Holdings Bond Indenture” shall mean that certain Senior Indenture, dated as of the Effective Date, by and among GECC and Holdings in their capacities as co-issuers of the Holdings Bonds, with The Bank of New York Mellon, as Trustee, or any successor thereto appointed as Trustee pursuant to such Indenture, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the Holdings LLC Agreement.

“Holdings Bonds” shall mean the notes issued under the Holdings Bond Indenture, in an aggregate principal amount of $700,000,000.

“Holdings LLC Agreement” shall mean that certain Amended and Restated Limited Liability Company Agreement of Holdings, dated the Effective Date, by and among the managing member and other members of Holdings, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Holdings Members” shall mean the Members (as defined in the Holdings LLC Agreement).

“Holdings Member Interests” shall mean all membership interests (including preferred and common) of Holdings issued to its members at any time or from time to time.

“Holdings Member Interest Distributions” shall mean any distributions, whether of cash or property, including additional Holdings Member Interests, at any time or from time to time received or receivable from Holdings by any holder of Holdings Member Interests, including dividends and returns of capital.

“Indemnified Amount” shall have the meaning set forth in Section 3 below.

“Indemnity Payments” shall have the meaning set forth in Section 3 below.

“Interest Obligations” shall have the meaning set forth in the Holdings LLC Agreement.

“Interest Obligations Deficiency” shall have the meaning set forth in the Holdings LLC Agreement.

“Law” shall mean any applicable foreign or domestic, federal, state or local, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or requirement of any Governmental Authority or any arbitration tribunal.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement) and any capital lease having substantially the same economic effect as any of the foregoing).

“LJ VP LLC Agreement” shall mean that certain Limited Liability Company Agreement of LJ VP, LLC, dated as of the Effective Date, executed by Holdings as the sole member of LJ VP, LLC, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Losses” shall mean all damages, losses, liabilities, costs and expenses incurred by GECC or any of its Affiliates in connection with any breach of or default under an Additional Capital Contribution Loan.

“Material Adverse Effect” shall mean, with respect to PAG, (i) a material adverse effect on its interest in, or title to, any Collateral, (ii) a material adverse effect on the validity, status, perfection or priority of any Lien granted pursuant hereto or pursuant to any other Transaction Document or (iii) a material adverse effect on the ability of PAG to perform its obligations under any of the Transaction Documents.

“Material Agreements” shall mean the (i) Organizational Documents of Holdings and (ii) Holdings Bond Indenture.

“Maturity Deficiency” shall have the meaning set forth in the Holdings LLC Agreement.

“Maturity Obligations” shall have the meaning set forth in the Holdings LLC Agreement.

“Organizational Documents” shall mean: (i) for a corporation, its articles (or certificate) of incorporation and bylaws; (ii) for a limited partnership, its articles (or certificate)of limited partnership and limited partnership agreement; and (iii) for a limited liability company, its articles (or certificate) of formation or organization and any operating agreement or limited liability company agreement; together with, for each such entity and any other entity not described above, such other, similar documents as are integral to its formation or the conduct of its business operations among its shareholders, partners, or members and the corporation, partnership or limited liability company.

“PAG” shall have the meaning set forth in the first paragraph hereof, including its permitted successors and permitted assigns pursuant to Section 11.4.

“PAG Co-Obligation Fee” shall mean a fee per annum (pro-rated quarterly), equal in amount to the product of (x) one and fifty one-hundredths percent (1.50%) (expressed as a decimal), (y) the PAG Co- Obligation Percentage (expressed as a decimal), and (z) $700,000,000, accrued daily from the date of issuance of the Holdings Bonds on the basis of a 360-day year comprised of twelve 30-day months and pro-rated for any partial quarterly period.

“PAG Co-Obligation Percentage” shall mean 9.02%.

“Partnership” shall have the meaning set forth in the first “Whereas” clause of this Agreement.

“Partnership Agreement” shall mean the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership, dated April 30, 2012, by and among the limited partners and general partner of the Partnership, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Partnership Interest Distributions” shall mean any distributions, whether of cash or property, including additional Partnership Interests, at any time or from time to time received or receivable from the Partnership by any holder of Partnership Interests, including dividends and returns of capital.

“Partnership Interests” shall have the meaning set forth in the Partnership Agreement.

“Partnership Member” and “Partnership Members” shall mean each of, and together, PTLC and PAG.

“Permitted Collateral Encumbrances” shall mean (a) Liens in favor of GECC granted to secure payment of the Secured Obligations; (b) Liens for taxes, assessments or other governmental charges not delinquent or being contested in good faith and by appropriate proceedings and with respect to which proper reserves have been taken by PAG; provided, that such Liens, individually or in the aggregate, have no effect on the priority of any Liens in favor of GECC or the value of any assets in which GECC has such a Lien; and (c) the encumbrances granted under the Holdings LLC Agreement.

“Permitted Encumbrances” shall mean (a) Liens in favor of GECC granted to secure payment of the Secured Obligations; (b) Liens for taxes, assessments or other governmental charges not delinquent or being contested in good faith and by appropriate proceedings and with respect to which proper reserves have been taken by PAG; provided, that such Liens, individually or in the aggregate, have no effect on the priority of any Liens in favor of GECC or the value of any assets in which GECC has such a Lien; (c) deposits or pledges to secure obligations under worker’s compensation, social security or similar Laws, or under unemployment insurance; (d) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of PAG’s business; (e) mechanic’s, worker’s, materialmen’s or other like Liens arising in the ordinary course of PAG’s business with respect to obligations which are not due or which are being contested in good faith by PAG; (f) Liens in the nature of ownership interests of lessors of real and personal property; (g) other Liens incidental to the conduct of PAG’s business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from GECC’s rights to, in or under the Collateral or the value of PAG’s business property or assets or which do not materially impair the use thereof in the operation of PAG’s business; and (h) the encumbrances granted under the Holdings LLC Agreement, the LJ VP LLC Agreement and the Partnership Agreement.

“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Prime Rate” means the prime rate (the base rate on corporate loans at large U.S. money center commercial banks) as published in the Wall Street Journal or other equivalent publication if the Wall Street Journal no longer publishes such information.

“PTLC” shall have the meaning set forth in the first paragraph hereof, including its permitted successors and permitted assigns pursuant to Article 9 of the Holdings LLC Agreement.

“Sale” and “Sold” shall have the meanings set forth in the Holdings LLC Agreement.

“Secured Obligations” shall mean the obligations of PAG described in Section 4 below as being secured by the Collateral.

“Subsidiary” of a Person shall refer to (i) any corporation (or equivalent legal entity under foreign Law) of which such Person owns directly or indirectly more than fifty percent (50%) of the stock, the holders of which are ordinarily and generally, in the absence of contingencies or understandings, entitled to vote for the election of directors, (ii) any limited liability company in which such Person owns directly or indirectly more than fifty percent (50%) of the membership interests, (iii) any partnership in which such other Person owns directly or indirectly more than a fifty percent (50%) interest and (iv) any other entity of which another Person has the voting power to elect the majority of the members of the board of directors, the board of managers, or a similar governing body of such entity.

“Transaction Documents” shall mean this Agreement, the Collateral Document and any and all other agreements, instruments and documents, including guaranties, pledges, powers of attorney, consents and all other writings heretofore, now or hereafter executed by PAG and/or delivered to GECC relating to the security interests granted by this Agreement.

“Transfer” shall have the meaning set forth in the Holdings LLC Agreement.

“Trustee” shall have the meaning set forth in the Holdings LLC Agreement.

“UCC” shall mean the Uniform Commercial Code, as amended from time to time and any successor thereto.

“UCC Filing” shall have the meaning set forth in Section 4(b)(iii).

2. PAG Co-Obligation Fee. In consideration of the Co-Obligation, commencing on the closing of the Holdings Bonds offering (the “Closing”) and continuing on a calendar quarterly basis thereafter, on the last Business Day of each calendar quarter, until the originally scheduled maturity date of the Holdings Bonds, PAG shall pay to GECC the PAG Co-Obligation Fee.

3. Indemnification. Without limiting any other rights which GECC may have hereunder, under any of the other Transaction Documents or under applicable Law, subject to Section 10, PAG hereby agrees to indemnify GECC for losses resulting from (i) (a) at any time when the Holdings Bonds are outstanding, the PAG Co-Obligation Percentage of any interest payments on the Holdings Bonds and any payments of trustee and similar fees related to the Holdings Bonds made directly by GECC under the Co-Obligation and (b) if the Holdings Bonds are redeemed by GECC prior to their scheduled maturity date, the PAG Co-Obligation Percentage of the amount of any interest that would have been payable on the Holdings Bonds if they had not been so redeemed, accruing from the date of redemption until the originally scheduled maturity date of the Holdings Bonds, with any such deemed accrual being due and payable upon each originally scheduled payment date (such payments of deemed accrual amounts to be the applicable indemnification, notwithstanding that the aggregate of these payments may exceed the interest component of the redemption price paid by GECC on the Holdings Bonds), (ii) the PAG Co-Obligation Percentage of any principal payments on the Holdings Bonds made directly by GECC under the Co-Obligation, with such obligation becoming due and payable on the originally scheduled maturity date of the Holdings Bonds (whether or not the Holdings Bonds remain outstanding until their originally scheduled maturity date), (iii) any default or Losses with respect to an Additional Capital Contribution Loan made by any GE Members to PAG, (iv) without duplication with clauses (i) or (ii), the failure to make any payment due to GECC under Section 11.7 or Section 11.8, (v) interest at the Default Rate on any payment referred to in clauses (i)—(iv) hereof or with respect to the PAG Co-Obligation Fee when such payment was not made on or prior to the due date thereof and (vi) all damages, losses, liabilities, costs and expenses incurred by GECC or any of its Affiliates in connection with the failure of PAG to observe, comply with or perform its material obligations or covenants hereunder or a breach of any representation or warranty of PAG hereunder (all of the foregoing clauses (i)—(vi) hereof are called, collectively, the “Indemnified Amounts”), which Indemnified Amounts shall be due and payable on demand (such amounts, as and when payment thereof is demanded, are herein collectively called the “Indemnity Payments”)). The PAG Co-Obligation Percentage of any Fall Away Payment Amounts will reduce any Indemnified Amounts due hereunder with respect to PAG. The indemnity obligations contained in this Section 3 shall survive the termination of this Agreement.

4. Security Interests. (a) Grants of Liens. As security for its obligations with respect to the PAG Co-Obligation Fee under Section 2 and all of its Indemnified Amounts, PAG hereby grants to GECC a security interest in all right, title and interest of PAG to, in or under all Holdings Member Interests held by PAG on or after the date hereof, including (i) all Holdings Member Interest Distributions thereunder, (ii) any certificate at any time issued to represent or evidence its right, title and interest therein, and (iii) all proceeds of the foregoing; which security interest PAG at all times shall cause to be first priority and perfected.

(b) Collateral Representation and Warranties. PAG represents and warrants to GECC with respect to the Collateral that:

(i) It is the owner of the Collateral pledged by it free and clear of any and all Liens, other than Permitted Collateral Encumbrances.

(ii) It has all power, statutory and otherwise, to grant the first priority, perfected security interest in the Collateral pledged by it.

(iii) No authorization, approval or other action by, and, except with respect to PAG’s disclosure obligations as a public company, no notice to or filing with, any Governmental Authority is required (i) for its granting of a security interest in the Collateral pursuant hereto, (ii) except for filings with the Secretary of State of Delaware under Article 9 of the UCC of the State of Delaware (the “UCC Filing”), which are being made concurrently with the execution and delivery of this Agreement, for the perfection of such security interest as a first priority security interest or (iii) for the exercise by GECC of any rights or remedies pursuant to this Agreement or applicable Law.

(iv) The UCC Filing is being made concurrently with the execution and delivery of this Agreement, and this Agreement creates a valid first priority, perfected security interest in the Collateral of PAG securing the payment of the Secured Obligations. All filings and other actions necessary or desirable to perfect and protect such first priority, perfected security interest have been duly taken or are being taken concurrently with the execution and delivery of this Agreement. GECC has a first priority, perfected security interest in the Collateral of PAG, subject only to the Permitted Collateral Encumbrances.

(c) Collateral Covenants. PAG covenants to GECC with respect to the Collateral that:

(i) At any time and from time to time, upon the written request of GECC, and at the sole expense of PAG, PAG will promptly and duly execute and deliver any and all such further instruments and documents and take such further actions as GECC may reasonably deem desirable to obtain the full benefits of this Agreement and of the rights and powers herein granted with respect to PAG, including the execution and filing of any financing or continuation statements under the UCC in effect in any jurisdiction with respect to the first priority, perfected security interest granted hereby and, if otherwise required hereunder, transferring Collateral to the possession of Agent (if a first priority, perfected security interest in such Collateral can be perfected by possession) or causing Holdings to agree (in writing) that it will only comply with instructions originated by Agent without further consent by PAG upon the occurrence and continuance of an Event of Default with respect to PAG. PAG also hereby authorizes GECC to file any such financing or continuation statement without the signature of PAG to the maximum extent not prohibited by applicable Law.

(ii) PAG will defend the right, title and interest hereunder of GECC, as holder of a first priority, perfected security interest in the Collateral in which PAG has granted a first priority, perfected security interest to GECC hereunder, against the Claims of all Persons whomsoever.

(iii) PAG will not change its name in any manner which might make any financing or continuation statement filed hereunder seriously misleading within the meaning of Section 9-507 of the UCC of the State of New York (or any other then-applicable provision of the UCC of the State of New York), unless PAG shall have given GECC at least thirty (30) days prior written notice thereof and shall have taken all action (or made arrangements to take such action substantially simultaneously with such change if it is impossible to take such action in advance) necessary or reasonably requested by GECC to amend such financing statement or continuation statement so that it is not seriously misleading. PAG will not sign or authorize the signing on PAG’s behalf of any financing statement naming PAG as debtor covering all or any portion of PAG’s Collateral, except financing statements naming GECC as secured party.

(iv) PAG will not directly or indirectly Transfer or create or suffer or permit to be created any Lien on any of the Collateral, other than Permitted Collateral Encumbrances or as otherwise permitted by this Agreement, provided that nothing in this Section 4(c)(iv) will prevent the payment of Holdings Member Interest Distributions, and the application such funds by PAG, at any time an Event of Default shall not then exist.

(v) PAG will perform all of its obligations (if any) under the Collateral Document prior to the time that any interest or penalty would attach against PAG or any of the Collateral as a result of PAG’s failure to perform any of such obligations.

(vi) PAG will not (x) suffer or permit any amendment, restatement, supplement or other modification or waiver of its Organizational Documents unless and to the extent (1) required by Law to do so, or (2) such amendment, restatement, supplement or other modification or waiver (A) would not cause any contravention of, or conflict with, any material term or condition of this Agreement, any other Transaction Document, or any Material Agreement, or (B) would not otherwise reasonably be expected to have a Material Adverse Effect; or (y) waive, release or compromise any Claims PAG may have against any other Person which arise under any Collateral Document.

(vii) So long as an Event of Default shall not then exist, PAG shall be entitled (1) to exercise for any purpose any and all powers, and (2) to receive any and all Holdings Member Interest Distributions (if any) arising from or relating to the Collateral; provided, however, that PAG shall not exercise such rights or powers, or approve or consent to any action that would be in contravention of the provisions of, or constitute a breach or Default under, this Agreement or any of the Transaction Documents.

(viii) If there is an Event of Default with respect to PAG, any Event of Default attributable to a failure to pay any Indemnified Amounts shall be deemed waived upon the receipt by GECC of amounts sufficient to satisfy all such Indemnified Amounts then due and payable by PAG.

(d) Event of Default. If any Event of Default shall occur and be continuing (and not waived in accordance herewith), the Agent may exercise in addition to all other rights and remedies granted to it in this Agreement, the Holdings LLC Agreement and in any other Transaction Documents, all rights and remedies of a secured party under the UCC of the State of New York with respect to the Collateral described in Section 4(a) hereto. Without limiting the generality of the foregoing, PAG expressly agrees that in any such event Agent, without demand of performance or other demand, advertisement or notice of any kind (except the notice specified below of time and place of public or private sale) to or upon PAG or any other Person (all and each of which demands, advertisements or notices are hereby expressly, irrevocably and unconditionally waived), may forthwith collect, receive, appropriate and realize upon such Collateral in which PAG has granted a security interest to GECC with respect thereto, or any part thereof, or may forthwith sell, lease, assign, give option or options to purchase, or sell or otherwise dispose of and deliver such Collateral (or contract to do so), or any part thereof, in one or more parcels at public or private sale or sales, at any exchange or broker’s board or at any of the Agent’s offices or elsewhere at such prices as it may deem best, for cash or on credit or for future delivery without the assumption of any credit risk. PAG expressly acknowledges that (A) private sales may be less favorable to a seller than public sales but that private sales shall nevertheless be deemed commercially reasonable and otherwise permitted hereunder and (B) the GE Members may sell, lease, assign, give option or options to purchase, or sell or otherwise dispose of and deliver their Member Interests (or contract to do so) at the same time in one transaction or in a series of related transactions. In view of the fact that federal and state securities Laws and/or other applicable Laws may impose certain restrictions on the method by which a sale of such Collateral may be effected, PAG agrees that upon the occurrence of an Event of Default with respect to it, the Agent may, from time to time, attempt to sell all or any part of such Collateral in which PAG has granted a security interest to GECC relating to such Event of Default hereunder, by means of a private placement, restricting the prospective purchasers to those who will represent and agree that they are purchasing for investment only and not for distribution. In so doing, the Agent may solicit offers to buy such Collateral, or any part thereof, for cash, from a limited number of investors deemed by the Agent in its judgment, to be financially responsible parties who might be interested in purchasing such Collateral, and if the Agent solicits such offers, then the acceptance by the Agent of the highest offer obtained therefrom shall be deemed to be a commercially reasonable method of disposing of such Collateral. GECC or the Agent shall have the right upon any such public sale or sales, and, to the maximum extent not prohibited by applicable Law, upon any such private sale or sales, to purchase the whole or any part of such Collateral so sold, free of any right or equity of redemption, which equity of redemption PAG hereby irrevocably and unconditionally releases. GECC shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale to the Secured Obligations in such order and manner as GECC may elect. Only after so paying over such net proceeds and after the payment by the Agent of any other amount required by any provision of Law, including Section 9-608(a)(1)(C) of the UCC of the State of New York, need GECC account for the surplus, if any, to PAG. To the maximum extent not prohibited by applicable Law, PAG hereby irrevocably and unconditionally waives all Claims against the Agent and/or GECC arising out of the repossession, retention or sale of such Collateral except in each case such as arise out of the gross negligence or willful misconduct of the Agent or GECC. Any notification of intended disposition of any of such Collateral required by Law will be deemed to be a reasonable authenticated notification of disposition if given at least ten (10) days prior to such disposition and such notice shall (i) describe GECC and PAG, (ii) describe such Collateral that is the subject of the intended disposition, (iii) state the method of the intended disposition, (iv) state that PAG is entitled to an accounting of the Secured Obligations and state the charge, if any, for an accounting and (v) state the time and place of any public disposition or the time after which any private sale is to be made. The Agent and/or GECC may disclaim any representations or warranties that might arise in connection with the Sale or other Transfer of such Collateral and has no obligation to provide any representations or warranties at such time except to advise the purchaser in writing of provisions of the Collateral Document or instruments to which it will succeed or be subject to. Except as expressly required by the UCC of the State of New York or by the equitable principles of good faith and fair dealing, the Agent and/or GECC shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of the Agent and/or GECC or as to any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. Notwithstanding the foregoing, the parties hereto agree that to the extent that PAG is the Managing Member (as defined in the Holdings LLC Agreement) at the time that GECC exercises its remedies with respect to any Holdings Member Interests in the Collateral, then the transferee of such Holdings Member Interests shall become the Managing Member only to the extent permitted and as provided in the Holdings LLC Agreement.

(e) Default Rate. If any payments hereunder are not received by GECC on the due date therefor, interest on such payments shall accrue at the Default Rate with respect to any of such payments until such payments and all accrued interest thereon have been fully paid to GECC.

(f) Inspection of Premises. At all reasonable times, upon the occurrence and during the continuation of a Default, at PAG’s expense, GECC shall have full access to and the right to audit, check, inspect and make abstracts and copies from PAG’s books, records, audits, correspondence and all other papers relating to the Collateral from time to time in GECC’s sole discretion. Upon the occurrence and during the continuation of a Default, GECC may also enter upon PAG’s premises at any time during business hours and at any other reasonable time, and from time to time, for the purpose of inspecting the Collateral and any and all records pertaining thereto.

(g) GECC’s Discretion. After an Event of Default exists, and while it is continuing, GECC shall have the right in its sole discretion to determine which rights, Liens or remedies GECC may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any of GECC’s rights hereunder. In no event shall PAG have any right to require GECC to marshal any Collateral.

(h) Waiver of Subrogation. Except as provided in Section 7.6, PAG shall not have any right of subrogation as to any Collateral until this Agreement has terminated as provided in Section 11.16.

5. Conditions. The following shall occur simultaneously with the execution and delivery of this Agreement:

(a) Transaction Documents. GECC shall have received on or prior to the Effective Date this Agreement and each of the other Transaction Documents and the Material Agreements, duly executed by PAG if it is a party thereto and delivered to GECC;

(b) Organizational Documents. GECC shall have received on or prior to the Effective Date the following items, each of which shall be in form and substance satisfactory to GECC:

(i) a certificate of the Secretary or an Assistant Secretary of PAG, dated the Effective Date, and certifying (A) that attached thereto is a true and complete copy of the resolutions of the Board of PAG authorizing the execution, delivery and performance of this Agreement, and the other Transaction Documents to which it is a party and the Material Agreements to which it is a party and the other documents to be delivered by it hereunder and thereunder and the transactions contemplated hereby and thereby, and that such resolutions have not been amended, modified, revoked or rescinded and are in full force and effect, (B) that attached thereto is a true and complete copy of such Party’s Organizational Documents, each as in effect as of the Effective Date and (C) as to the incumbency and specimen signature of each officer or authorized signatory executing any Transaction Document and Collateral Document or any other document delivered in connection herewith or therewith on behalf of PAG, together with evidence of the incumbency of such Secretary or Assistant Secretary;

(ii) copies of certificates of good standing dated as of a recent date of PAG from the Secretary of State of the State of Delaware;

(c) Lien Searches. GECC shall have received on or prior to the Effective Date the following items, each of which shall be in form and substance satisfactory to GECC:

(i) certified copies of requests for information or copies (Form UCC-11) dated a date reasonably near the Effective Date listing all effective financing statements which name PAG (under its present name or any previous name in the past ten years) as transferor or debtor and which are filed with the Secretary of State of Delaware, together with copies of such financing statements, and tax and judgment lien searches showing no such liens that are not permitted by the Transaction Documents;

(d) UCCs. The following filings shall have been made on or prior to the Effective Date, each of which shall be in form and substance satisfactory to GECC:

(i) proper financing statements (Form UCC-1), naming PAG, as the debtor, and GECC, as secured party, in respect of the first priority, perfected security interest created hereunder and proper financing statements (Form UCC-3), if any, necessary to release all first priority, perfected security interests and other rights of any other Person in the Collateral previously granted by PAG shall have been filed and all filing fees, taxes or other amounts required to be paid in connection with such filings shall have been paid;

(e) Opinions. GECC shall have received on or prior to the Effective Date the following items, each of which shall be in form and substance satisfactory to GECC:

(i) the executed legal opinions of Shane Spradlin, general counsel of PAG, dated the Effective Date and addressed to GECC, with respect to certain corporate Law matters, including due organization, valid existence and good standing, power and authority, and due authorization, execution and delivery of this Agreement, the other Transaction Documents, and the Collateral Document, the Governmental Authority consents or filings required in connection with the execution, delivery and performance of the Transaction Documents, the absence of conflicts with the Organizational Documents of PAG or Laws and regulations arising from the execution, delivery and performance of the Transaction Documents and the Collateral Document, the absence of conflicts with court orders or agreements or other contracts arising from the execution, delivery and performance of the Transaction Documents and the Collateral Document, the absence of litigation affecting the transactions contemplated by the Transaction Documents, the enforceability of this Agreement, and the Collateral Document and the other Transaction Documents, the creation, attachment and perfection of the perfected security interests in the Collateral granted by PAG pursuant hereto, and other such matters as GECC may request.

6. General Representations and Warranties. PAG hereby represents and warrants to GECC that:

6.1. Authority. PAG has full power, authority and legal right to enter into this Agreement and the other Transaction Documents to which it is party and to perform all its respective obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and of the other Transaction Documents to which it is a party (a) are within PAG’s corporate (or other organizational) powers, have been duly authorized, are not in contravention of Law or the terms of its Organizational Documents of any Collateral Document or Material Agreement or undertaking to which PAG is a party or by which PAG is bound, and (b) will not conflict with nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien (except Liens created pursuant to this Agreement or permitted by this Agreement) upon any asset of PAG under the provisions of any Organizational Document or other instrument to which PAG or its property is a party or by which it may be bound.

6.2. Formation and Qualification.

(a) PAG is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is duly qualified to do business and is in good standing in the states or other jurisdictions listed on Schedule 6.2 which constitute all states in which qualification and good standing where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent the failure to so qualify or be in good standing would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on PAG.

(b) PAG (excluding, for the avoidance of doubt, its Subsidiaries) has not been known by any other organization name in the ten (10) years immediately preceding the Effective Date (other than “United Auto Group, Inc.”) and does not itself sell inventory under any other name; nor has PAG been the surviving organization of a merger or consolidation during the ten (10) years immediately preceding the Effective Date.

6.3. Enforceable Obligations. This Agreement is, and each other Transaction Document executed by PAG, constitutes (or will constitute upon the execution and delivery thereof), the legal, valid and binding obligation of PAG, enforceable against it in accordance with its terms, except as such enforcement is subject to the effect of (i) any applicable bankruptcy, insolvency, moratorium or similar Laws affecting creditors’ rights generally, and (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at Law).

6.4. Financial Condition Representation. The consolidated financial statements of PAG and its subsidiaries and the related notes thereto included in its Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 24, 2012 comply in all material respects with the applicable requirements of the Exchange Act (as defined in the Partnership Agreement) and fairly present in all material respects the consolidated financial position of PAG and its subsidiaries as of the dates indicated and the results of their operations and cash flows for the periods specified and such financial statements have been prepared in conformity with Generally Accepted Accounting Principles (as defined in the Partnership Agreement) applied on a consistent basis throughout the periods covered thereby. Since December 31, 2011, PAG has conducted its business in the ordinary course in all material respects consistent with past practice, and, since such date, there has not been any changes, events or occurrences which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to PAG.

6.5. Absence of Claims Against PTLC. PAG does not have any Claim against PTLC.

7. Covenants.

PAG shall, until payment in full of the Secured Obligations and termination of this Agreement (except as otherwise expressly provided below):

7.1. Conduct of Business and Maintenance of Existence and Assets. (a) Keep in full force and effect (i) its existence and (ii) the Material Agreements to which it is then a party, each to the extent within PAG’s control and using its reasonable best efforts to the extent not within PAG’s control; and (b) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the Laws of the United States or any political subdivision thereof where the failure to do so, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

7.2. Requirements of Law. Comply at all times, in all material respects, with all requirements of Law, the failure to comply with which would reasonably be expected to have a Material Adverse Effect and promptly notify GECC in writing of any violation by PAG of any requirement of Law which violation would reasonably be expected to have a Material Adverse Effect.

7.3. Notice of Default. Promptly give written notice to GECC of the occurrence of any Default by PAG.

7.4. Inspection of Property; Books and Records; Discussions. Keep proper books and records of account in which full, true and correct entries in conformity with generally accepted accounting principles as in effect from time to time in the United States of America and all requirements of Law shall be made in all material respects of all dealings and transactions in relation to its business and activities.

7.5. Further Assurances. Execute and deliver, or cause to be executed and delivered, such additional instruments, certificates, legal opinions or documents, and take such actions, as the Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Transaction Documents upon the exercise by GECC of any power, right, privilege or remedy pursuant to this Agreement or the other Transaction Documents, including any filings necessary to perfect and protect the first priority, perfected security interest, which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, and it shall execute and deliver, or shall cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that such Agent may be required to obtain from it for such governmental consent, approval, recording, qualification or authorization.

7.6. No Enforcement of Claims. Until the termination of the PTLC Co-Obligation Agreement in accordance with Section 9.16 thereof, not enforce any Claim against PTLC other than any Claim PAG may have against PTLC arising after the date hereof directly as a result of any action or inaction of PTLC as general partner of the Partnership.

8. Expense Reimbursement. In light of (i) the agreement by PTLC and the GE Partners (as defined in the Partnership Agreement) to move the Partnership’s debt structure to market-based financing in a non-disruptive, efficient manner and (ii) the terms of the Transition Agreement, expected to be executed on or around May 1, 2012, by and between the Partnership and GECC, as the same may be amended, restated, supplemented or otherwise modified from time to time, PAG hereby agrees that Section 3(a) of the Purchase and Sale Agreement, dated June 26, 2008, by and among General Electric Credit Corporation of Tennessee, Logistics Holding Corp., RTLC Acquisition Corp. (now known as GE Capital Truck Leasing Holding Corp.), PTLC, PAG, the Partnership and the other parties thereto is hereby terminated in its entirety and that PAG is not owed any amounts thereunder now or in the future.

9. Tax Characterization. PAG and GECC agree to the following characterization, for tax purposes, of the Holdings Bonds and related payments and expenses:

(a) The Holdings Bonds shall be treated as debt of GECC and not as debt of Holdings;

(b) An amount equal to the net proceeds of the Holdings Bonds shall be treated as transferred in cash by GECC to the Holdings Members in proportion to their Holdings Percentage Interests (each such transfer a “Deemed Transfer”);

(c) Each Deemed Transfer to a Partnership Member shall be treated as the proceeds of a loan from GECC to such Partnership Member (each such loan a “Funding Loan”) with a face amount equal to the product of the face amount of the Holdings Bonds and such Partnership Member’s Holdings Percentage Interest;

(d) Each Funding Loan shall be treated as having terms consistent with the agreement between GECC and the Partnership Members, as reflected in the Holdings LLC Agreement and this Agreement, relating to their economic sharing of obligations relating to the Holdings Bonds, including the treatment of all PAG Co-Obligation Fees paid or accrued by a Partnership Member as interest paid or accrued on such Partnership Member’s Funding Loan and the treatment of all payments by a Partnership Member of an Indemnified Amount described in Section 3(i) or Section 3(ii) or, to the extent related to the PAG Co-Obligation Fee or to payments referred to in Section 3(i) or Section 3(ii), Section 3(v) as payments made on, or of financing costs or other fees or expenses with respect to, such Partnership Member’s Funding Loan;

(e) Each Holdings Member shall be treated as having contributed cash, in an amount equal to the amount of the Deemed Transfer to such Member, to Holdings as a Capital Contribution (as defined in the Holdings LLC Agreement) on the date the Holdings Bonds are issued;

(f) All payments by Holdings on, or of financing costs or other fees or expenses with respect to, the Holdings Bonds shall be treated as distributed in cash to the Holdings Members in proportion to their Holdings Percentage Interests on the date such payment is made, with amounts so treated as distributed to each Partnership Member further treated as used to make payments to GECC on, or of financing costs or other fees or expenses with respect to, such Partnership Member’s Funding Loan, and then used by GECC to make payments on, or of financing costs or other fees or expenses with respect to, the Holdings Bonds;

(g) All Fall Away Payment Amounts treated under the Holdings LLC Agreement as distributed to a Partnership Member shall be treated as used by such Partnership Member to make payments to GECC on, or of financing costs or other fees or expenses with respect to, such Partnership Member’s Funding Loan, and then used by GECC to make payments on, or of financing costs or other fees or expenses with respect to, the Holdings Bonds; and

(h) Any Additional Capital Contribution Loan to a Delinquent Member (as defined in the Holdings LLC Agreement) shall be treated as a loan of cash equal to the face amount of such loan to such Delinquent Member from the Holdings Member providing the funds, followed by a contribution of such cash by such Delinquent Member to Holdings.

PAG and GECC are aware of the income tax consequences of the above characterizations of the Holdings Bonds and the related payments and expenses described in this Section 9 and hereby agree to be bound by the tax characterizations as set forth in this Section 9 in reporting such items for income tax purposes.

10. Reduction and Reinstatement of Indemnity Obligation.

(a) Interest Payments. Subject to Section 10(c), if (i) GECC has elected under Section 3.2(c) of the Holdings LLC Agreement to fund the full amount or any portion of the Interest Obligations then due or Interest Obligations Deficiency by making payment of such Interest Obligations or Interest Obligations Deficiency, respectively, directly to the paying agent under the Holdings Bond Indenture, and (ii) GECC has received funds in the Funding Subaccount from the Trustee, then PAG’s obligation to indemnify GECC pursuant to Section 3(i)(a) shall be reduced in an amount equal to the PAG Co-Obligation Percentage of such funds GECC has received from the Funding Subaccount.

(b) Maturity Payments. Subject to Section 10(c), if (i) GECC has elected under Section 3.3(c) of the Holdings LLC Agreement to fund the full amount or any portion of the Maturity Obligations then due or Maturity Deficiency by making payment of such Maturity Obligations or Maturity Deficiency, respectively, directly to the paying agent under the Holdings Bond Indenture, and (ii) (A) GECC has received funds in the Funding Subaccount from the Trustee pursuant to Section 3.3(c) of the Holdings LLC Agreement, then PAG’s obligation to indemnify GECC pursuant to Section 3(ii) shall be reduced in an amount equal to the PAG Co-Obligation Percentage of such funds GECC has received from the Funding Subaccount or (B) GECC has received funds in the Contribution Subaccount from the Trustee pursuant to Section 3.3(f) of the Holdings LLC Agreement, then PAG’s obligation to indemnify GECC pursuant to Section 3(ii) shall be reduced in an amount equal to the relative proportion of funds deposited by PAG into the Contribution Subaccount to those funds deposited by all Members (including PAG) into the Contribution Subaccount.

(c) Reinstatement of Indemnity Obligation. Notwithstanding anything in this Agreement or the Holdings LLC Agreement to the contrary, PAG’s indemnification obligations pursuant to Section 3 shall continue to be effective, or be reinstated, as the case may be, if at any time payment of any Indemnity Payments by or on behalf of PAG hereunder, or of any of the funds out of the Funding Subaccount or the Contribution Subaccount to or for the account of GECC hereunder or under the Holdings LLC Agreement, is rescinded or must otherwise be restored or returned upon any Bankruptcy of PAG or otherwise.

11. Miscellaneous.

11.1. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLIED TO CONTRACTS TO BE PERFORMED WHOLLY WITHIN THE STATE OF NEW YORK AND WITHOUT REFERENCE TO ANY CONFLICT OF LAW RULES THAT MIGHT LEAD TO THE APLICATION OF THE LAWS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BROUGHT BY OR AGAINST PAG WITH RESPECT TO ANY OF THE OBLIGATIONS, THIS AGREEMENT (INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY OR PERFORMANCE) OR ANY OTHER DOCUMENT OR RELATED TRANSACTION MAY BE BROUGHT IN ANY COURT OF COMPETENT JURISDICTION IN THE CITY, COUNTY AND STATE OF NEW YORK, UNITED STATES OF AMERICA, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, PAG ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER DOCUMENT. PAG HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (RETURN RECEIPT REQUESTED) DIRECTED TO PAG AT ITS ADDRESS SET FORTH IN SECTION 11.5 AND SERVICE SO MADE SHALL BE DEEMED COMPLETED FIVE (5) BUSINESS DAYS AFTER THE SAME SHALL HAVE BEEN SO DEPOSITED IN THE MAILS OF THE UNITED STATES OF AMERICA, AND, AT GECC’S OPTION, BY SERVICE UPON THE CT CORPORATION SYSTEM (OR ANY SUCCESSOR OR REPLACEMENT PERSON, AS SELECTED BY GECC), WHICH PAG IRREVOCABLY APPOINTS AS PAG’S AGENT FOR THE PURPOSE OF ACCEPTING SERVICE WITHIN THE STATE OF NEW YORK. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF GECC TO BRING PROCEEDINGS AGAINST PAG IN THE COURTS OF ANY OTHER JURISDICTION. PAG WAIVES ANY OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED HEREUNDER AND SHALL NOT ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE OR BASED UPON FORUM NON CONVENIENS. ANY JUDICIAL PROCEEDING BY PAG AGAINST GECC INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER OR CLAIM IN ANY WAY ARISING OUT OF, RELATED TO OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, SHALL BE BROUGHT ONLY IN A FEDERAL OR STATE COURT LOCATED IN THE CITY OF NEW YORK, STATE OF NEW YORK.

11.2. Entire Understanding. This Agreement, the other Transaction Documents and the Material Agreements contain the entire understanding between PAG and GECC relative to the subject matter hereof and thereof and supersede all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by the respective officers of the party making such promises, representations, warranties or guarantees. Neither this Agreement nor any other Transaction Document, nor any portion or provisions hereof or thereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated, in whole or in part, orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged.

11.3. Advice of Counsel. PAG and GECC acknowledges that it has been advised by counsel in connection with the execution of this Agreement and the other Transaction Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement or any other Transaction Document.

11.4. Successors and Assigns.

(a) This Agreement shall be binding upon and inure to the benefit of PAG and GECC and all future holders of the Secured Obligations and their respective successors and assigns, except that PAG may not Transfer any of its rights or obligations under this Agreement except as expressly permitted hereunder or in the Holdings LLC Agreement. Any purported Transfer which is not in compliance with this Agreement shall be null and void and of no force or effect whatsoever.

(b) PAG authorizes GECC to disclose to any of its transferees or potential transferees any and all financial information in GECC’s possession concerning PAG which has been delivered to GECC by or on behalf of PAG pursuant to this Agreement, any other Transaction Document, the Material Agreements or in connection with GECC’s credit evaluation of PAG subject, however, to the provisions on confidentiality set forth in Section 6.8 of the Holdings LLC Agreement and Section 6.4(i) of the Partnership Agreement.

(c) In the case of a Sale of Holdings Member Interests pursuant to Article 9 of the Holdings LLC Agreement, subject to the restrictions and requirements thereunder and under the Partnership Agreement, such purchaser or transferee shall duly execute an instrument of assumption in form and substance satisfactory to the Agent and delivered to GECC setting forth such purchaser’s or transferee’s agreement to be bound by all of the provisions of this Agreement (including the portion of the Indemnified Amounts corresponding to the Member Interests being transferred) and acknowledging that such Membership Interests are under and subject to the security interest granted hereunder and, upon the execution and delivery of such agreement, shall be deemed “PAG” for purposes of such portion hereunder with respect to such Membership Interests being transferred or otherwise; provided, that the Agent shall have the opportunity to request additional information or documentation reasonably necessary to make a determination that the assumption of the obligations to pay the PAG Co-Obligation Fee and the Indemnified Amounts is being made by a creditworthy party (who shall be at least as creditworthy as the transferor as of the Effective Date) and such transfer shall not be permitted unless and until this determination is made by the Agent, which determination shall be made promptly, reasonably and in good faith; provided further, that the assumption of the obligations to pay the PAG Co-Obligation Fee and the Indemnified Amounts shall not release PAG of any of its obligations or liabilities hereunder. Notwithstanding the immediately preceding proviso, if (i) Penske Corporation, a Delaware corporation, or PTLC acquires PAG’s Holdings Member Interest and PTLC or Penske Corporation, as applicable, fully assumes all of PAG’s obligations to pay the PAG Co-Obligation Fee under Section 2, all Indemnified Amounts under Section 3 (then existing and future) and all other obligations hereunder, and all such obligations are joint and several with PTLC’s obligations to pay the PTLC Co-Obligation Fee (as defined in the PTLC Co-Obligation Agreement) under Section 2 of the PTLC Co-Obligation Agreement and Indemnified Amounts under Section 3 (then existing and future) of the PTLC Co-Obligation Agreement, (ii) GECC continues to have a first priority, perfected security in such Sold Holdings Member Interest and such Sale is made in accordance with this Section 11.4, and (iii) GECC simultaneously obtains a first priority, perfected security interest in the Trademark License Fee (as defined in the PTLC Co-Obligation Agreement) as security for the performance of the obligations of Penske Corporation or PTLC, as applicable, to pay the PAG Co-Obligation Fee under Section 2 and Indemnified Amounts under Section 3(i), Section 3(iii), Section (v) (to the extent relating to payments under Section 3(i)) and Section 3(vi) (to the extent relating to payments under Section 3(i) and 3(iii)) with respect to PAG’s Indemnity Payment obligations hereunder, then PAG will be released from its obligations to pay the PAG Co-Obligation Fee under Section 2 and Indemnified Amounts under Section 3 for obligations or liabilities incurred in the future and all other future obligations hereunder (but not any then existing obligations or liabilities, including with respect to any then existing Additional Capital Contribution Loan, whether or not then due).

11.5. Notice. Any notice or request hereunder may be given to PAG or to GECC at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice or request hereunder may be given by (a) hand delivery, (b) overnight courier, (c) registered or certified mail, return receipt requested, (d) electronic transmission or facsimile (or such other e-mail address or number as may hereafter be specified in a notice designated as a notice of change of address), with electronic confirmation of its receipt and subsequently confirmed by registered or certified mail or overnight courier. Any notice or other communication required or permitted pursuant to this Agreement shall be deemed given (a) when personally delivered to any officer of the party to whom it is addressed, (b) on the earlier of actual receipt thereof or five (5) Business Days following posting thereof by certified or registered mail, postage prepaid, or (c) upon actual receipt thereof when sent by a recognized overnight delivery service or (d) upon actual receipt thereof when sent by electronic transmission or by facsimile to the address or number set forth below with electronic confirmation of its receipt, in each case, addressed to each party at its address set forth below or at such other address as has been furnished in writing by a party to the other by like notice, provided, that in order for an electronic transmission to constitute proper notice hereunder, such electronic transmission must specifically reference this Section 9.5 and state that it is intended to constitute notice hereunder:

(A) If to GECC at:	GECC
901 Main Avenue
Norwalk, CT 06851
Attention: Operations Leader — Equipment Services
Facsimile: 203-823-4502
E-mail Address: dennis.murray@ge.com

with a copy to:	GECC
901 Main Avenue
Norwalk, CT 06851
Attention: Strategic Transactions Counsel
Facsimile: 203-750-7098
E-mail Address: mark.landis@ge.com

and a copy to:	GECC
901 Main Avenue
Norwalk, CT 06851
	Attention:	Senior Counsel, Strategic Transactions and Relations — Equipment Services
	Facsimile:	203-663-8207
	E-mail Address:	joseph.lincoln@ge.com

(B) If to PAG at:	Penske Automotive Group, Inc.
2555 Telegraph Road
Bloomfield Hills, MI 48302
	Attention:	Executive Vice President and Chief Financial Officer
	Facsimile:	248-648-2805
E-mail Address:
dave.jones@penskeautomotive.com

with a copy to:	Penske Automotive Group, Inc.
2555 Telegraph Road
Bloomfield Hills, MI 48302
	Attention:	Executive Vice President
and General Counsel
	Facsimile:	248-648-2515
E-mail Address:
sspradlin@penskeautomotive.com

with a copy to:	Penske Corporation
2555 Telegraph Road,
Bloomfield Hills, MI 48302
	Attention:	Executive Vice President and General Counsel
	Facsimile:	248-648-2135
	E-mail Address:	larry.bluth@penskecorp.com

11.6. Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under applicable Laws, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

11.7. Expenses. All costs, fees and expenses, including reasonable attorneys’, consultants’ or accountants’ fees and disbursements, incurred by GECC under, pursuant to or in connection with this Agreement or any other Transaction Document in respect of the following: (a) all efforts made to enforce payment of any Secured Obligations or effect collection of any Collateral, or (b) after the occurrence of an Event of Default, as permitted by this Agreement, inspection of PAG’s books and records or any Collateral, including field audits, or any physical inventory or any appraisal of any Collateral, or (c) liquidating, enforcing or foreclosing on GECC’s security interest in or Lien on any of the Collateral, whether through judicial proceedings or otherwise, or (d) defending or prosecuting any actions or proceedings arising out of or relating to this Agreement or any other Transaction Document, shall, in each case, be charged to PAG’s account as and when incurred, shall be due and payable on demand, shall bear interest at the Default Rate until paid in full, shall be part of the Secured Obligations, and shall be secured by the Collateral. This Section 11.7 shall survive the termination of this Agreement.

11.8. Right to Cure. GECC may, in its sole discretion, (a) cure any default or event of default by PAG under any Transaction Document or Material Agreement that affects the Collateral, the value of the Collateral or the ability of GECC to collect or Sell any Collateral or the rights and remedies of GECC therein, (b) pay or bond on appeal any judgment entered against PAG, (c) discharge any Liens at any time levied on or existing with respect to the Collateral and (d) pay any amount, incur any expense or perform any act which GECC, in its sole discretion determines is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of GECC with respect thereto. GECC may add any amounts so expended to the Secured Obligations and charge PAG in default therefor, such amounts to be repayable by PAG on demand, shall bear interest at the Default Rate until paid in full, shall be part of the Secured Obligations of PAG, and shall be secured by the Collateral. GECC shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of PAG. Any payment made or other action taken by GECC under this Section shall be without prejudice to any right to assert a Default or an Event of Default and to proceed accordingly. This Section 11.8 shall survive the termination of this Agreement.

11.9. Injunctive Relief. PAG recognizes that, in the event PAG fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy at Law may prove to be inadequate relief to GECC and, therefore, GECC, if GECC so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy or posting any bond.

11.10. Consequential Damages. PAG hereby waives, to the maximum extent not prohibited by Law, any right it may have to claim or recover any special, exemplary, punitive or consequential damages.

11.11. Captions. The captions at various places in this Agreement and any other Transaction Document are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement or any Other Document.

11.12. Counterparts; Telecopied Signatures. This Agreement and the other Transaction Documents may be executed in any number of separate counterparts and by different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Delivery of a counterpart hereto or to any other Transaction Document by facsimile transmission or by electronic transmission of an Adobe portable document format file (also known as a “PDF file”) shall be as effective as delivery of an original counterpart hereto.

11.13. Survival of Representations and Warranties. All representations and warranties of PAG made in this Agreement and the other Transaction Documents shall be true at the time of such party’s execution of this Agreement and the other Transaction Documents, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto. Upon any Sale of a Holdings Member Interest in accordance with Article 9 of the Holdings LLC Agreement, any purchaser or transferee pursuant to such Sale shall confirm the accuracy of the representations and warranties hereto with respect to such purchaser or transferee and the transferred Holdings Member Interests as of the effective date of such Sale pursuant to an instrument of assumption in form and substance reasonably satisfactory to the Agent setting forth such purchaser’s or transferee’s agreement to be bound by all of the provisions of this Agreement, delivered to GECC.

11.14. Certain Matters of Construction. Unless the context otherwise requires, (a) the terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision; (b) terms used herein in the singular also include the plural and vice versa; (c) all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations; (d) references herein or in any other Transaction Document to any actions being taken (or omitted to be taken) by GECC or its assignee or transferee after a Default or Event of Default shall be presumed to mean, unless otherwise expressly provided, while such Default or Event of Default is continuing; (e) any pronoun shall include the corresponding masculine, feminine and neuter forms; (f) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (g) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (h) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Section of, and Exhibits and Schedules to, this Agreement; and (i) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

11.15. Time. Time is of the essence in this Agreement and each other Transaction Document. Unless otherwise expressly provided, all references herein and in any other Transaction Documents to time shall mean and refer to New York time.

11.16. Termination. This Agreement, and the assignments, pledges and security interests created or granted hereby, shall terminate when all Secured Obligations shall have been fully paid and satisfied, except that Section 7.6 shall survive the termination of this Agreement as set forth therein. At such time, GECC shall release and reassign (without recourse upon, or any warranty whatsoever by, GECC), and deliver to PAG all Collateral then in the custody or possession of GECC, and provide termination statements under the UCC of the State of Delaware, all without recourse upon, or warranty whatsoever by, GECC and at the cost and expense of PAG. This Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Secured Obligations is rescinded or must otherwise be restored or returned by PAG upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of PAG, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee of similar officer for, PAG or any substantial part of its property, or otherwise, all as though such payments had not been made.

[Signature page follows]

IN WITNESS WHEREOF, PAG has caused this Agreement to be duly executed and delivered by its authorized representative as of the date first above written.

PENSKE AUTOMOTIVE GROUP, INC.

By:	/s/ David Jones
Name:	David Jones
Title:	Executive Vice President and
Chief Financial Officer

Accepted:

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Dennis M. Murray
Name:	Dennis M. Murray
Title:	Vice President

Schedule 6.2

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Massachusetts

Michigan

Missouri

New Jersey

New York

North Carolina

Pennsylvania

Virginia

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